Exhibit 10.6

SPECIAL SEVERANCE PAYMENT AGREEMENT

Purpose:	The purpose of this Special Severance Payment Agreement (the “Payment Agreement”) is to provide that you, as a key contributor employed by Genworth Financial, Inc. (together with its affiliates, the “Company”), receive an additional payment in the event your employment with the Company is terminated during a certain Payment Period under circumstances which entitle you to receive severance pay and layoff benefits under the Genworth Financial, Inc. Layoff Payment Plan (“Layoff Plan”) or as a “Tier II” employee under the 2015 Key Employee Severance Plan (“Key Employee Plan”), as applicable (together, the “Plans”). This Payment Agreement is being awarded in recognition of the significant role you will have during that Payment Period.

Name:	Rohit Gupta

Payment Period:	The “Payment Period” begins on the effective date of this Payment Agreement and ends on December 31, 2021. If your employment with the Company is terminated for any reason at any time preceding the start, or following the conclusion, of the Payment Period you will not be eligible to receive the Payment.

Payment Amount:	In the event your employment with the Company is terminated during the Payment Period under circumstances which entitle you to receive severance pay and layoff benefits under either of the Plans (a “Qualified Severance”), you will be eligible to receive the severance pay (“Plan Severance Pay”) and other layoff benefits available to you under the applicable Plan, if any, and

- a one-time, lump sum payment equivalent to .5 times your base salary and target VIC bonus payment for the then-current performance year at the time of the Qualified Severance (the “Payment”)

The Payment, less all applicable deductions and withholdings, shall be paid no later than 30 business days from your Qualified Severance date or the effective date of your severance release agreement, whichever is later. The applicable Plan Severance Pay and other Plan layoff benefits, if any, shall be paid or provided pursuant to the terms and conditions in the applicable Plan. The Payment, together with any bonus entitlement under the Key Employee Plan, if any, shall be in lieu of, and not in addition to, any other bonus payments to which you may be entitled, including but not limited to any full or partial VIC payment or payouts to which you may otherwise be entitled.

Payout Criteria:	In order to be eligible to receive the Payment, your employment with the Company must be terminated during the Payment Period under circumstances which entitle you to receive severance pay and layoff benefits under the Plans. Notwithstanding anything in this Payment Agreement to the contrary, you shall become ineligible if, at any time, you become eligible for “Tier I” benefits under the Key Employee Plan. For purposes of this Payment Agreement, you will be eligible for the Payment if during the Performance Period there is a layoff as defined in the Plans and (i) your employment is terminated, (ii) your compensation consisting of your combined base salary and VIC target amount, regardless of actual VIC payment (“Base Pay”) is reduced by more than 15%, or (iii) your principle work location is relocated to an area outside a 50 mile radius of its current location.

Ineligibility/Forfeiture:	You will be ineligible, or forfeit your eligibility, for the Payment if you become ineligible, or forfeit your eligibility, for layoff benefits under the Plans for any reason, whether during Performance Period or otherwise. For the avoidance of doubt, this means, inter alia, that you will not receive, or will become ineligible for, the Payment, if (i) you are or become eligible for severance benefits under, or you become a party to or participant in, any additional severance plan, including but not limited to any Key Employee Severance Plan, other than the Layoff Plan or “Tier II” eligibility under the Key Employee Plan (ii) your employment is terminated by the Company for any reason that would not entitle you to receive severance pay and layoff benefits under the Plans, including but not limited to your death or disability, (iii) you experience a change or reduction in your current duties or responsibilities, either by the Company or any successor, without being terminated, (iv) before, during, or after your termination the Company offers you continuing employment in any capacity with comparable compensation (“Comparable Compensation” shall mean a combined base salary and bonus target equal to at least 85% of the preceding Base Pay total) and you fail to accept that offer (v) you resign from your employment with the Company at any time for any reason (vi) your employment with the Company is terminated due to a sale of your business unit, and you remain or become employed by the successor employer upon the close of the sale of your business unit with Comparable Compensation, regardless of duties (vii) you are offered any position with a successor employer, with Comparable Compensation, and you fail to accept the offer, regardless of duties, (viii) you violate a Confidentiality, Non-Solicitation, or Non-Disparagement provision of this or any agreement with the Company; (ix) you breach this Payment Agreement or any severance and/or release agreements with the Company; and/or (x) your employment is terminated for Cause, which “Cause” includes:

(i)your conviction, guilty plea, or plea of no contest to any crime constituting a felony or any other offense involving fraud or dishonesty;
(ii)your violation of any Company Policy or the Company Code of Ethics; and/or
(iii)your unsatisfactory performance, if previously placed on a performance improvement plan (PIP) no longer than 52 weeks and no sooner than 4 weeks prior to that termination for performance.

In the event you forfeit your eligibility for any Payment you shall promptly repay to the Company any Payment previously paid to you under this Agreement.

Confidentiality:	You must keep the terms of this Agreement and the existence of the Payment opportunity, including the amounts, strictly confidential and not disclose them to any person at any time, other than your spouse or legal and financial advisor(s), unless compelled by law to do so. You must not at any time during your employment with the Company or thereafter, use or disclose to others any “Confidential Information” (as defined in the Company’s Code of Ethics).
Employment at Will:	This Agreement is not a guarantee of employment for any fixed period of time. You or the Company may terminate your employment at any time, for any lawful reason.

Non-Solicitation:	Unless expressly waived in writing by the Executive Vice President of Human Resources of the Company (or their successor), during and for a period of 12 months following the cessation of your employment with the Company, you agree not to directly or indirectly, (i) recruit, hire, retain or attempt to recruit, hire or retain, any then-current employee or agent of the Company or any former employee or agent of the Company who was employed by or providing services to the Company within the prior 6 months, for employment or engagement with an entity other than the Company, or (ii) solicit or encourage any agent or employee of the Company to terminate his or her employment or other engagement with the Company.

Non-Disparagement:	You will not make or cause to be made any statements (whether oral or written, public or private) that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors, employees, products or services. Nothing in this section will limit your ability to provide truthful testimony or information in response to a subpoena, court order, or investigation by a government agency.

Release Required:	Any Payment payable pursuant to this Agreement, as well as any payments or benefits under the Plans, shall only be payable if you execute, deliver to the Company and do not revoke, in a form acceptable to and provided by the Company, a full general release of all claims of any kind whatsoever that you have or may have against the Company and its officers, directors and employees, known or unknown, arising on or before the date on which you execute such release. Such release must be executed and all revocation periods shall have expired prior to your receipt of any Payment; failing which the Payment shall be forfeited. If any Payment hereunder constitutes non-exempt deferred compensation for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), the Payment shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

Resolve:	Any disagreement between you and the Company concerning anything covered by this Agreement or concerning the Payment will be settled by final and binding arbitration pursuant to the Company’s Resolve program. The Conditions of Employment document previously executed by you and the Resolve Guidelines are incorporated herein by reference as if set forth in full in this Agreement.

Governing Law:	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

Section 409A:	This Agreement is intended to be exempt from or, in the alternative, comply with Section 409A and the interpretive guidance thereunder, including the exception for short-term deferrals. The Agreement shall be construed and interpreted in accordance with such intent. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax effect for Executive's compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Code Section 409A.

Successors and Assigns:	This Agreement shall be binding upon and inure to the benefit of the Company’s successors, including any entity that succeeds to the business and interests of the Company whether by merger, consolidation, purchase of assets or otherwise, of all or substantially all of the Company’s assets and business. This Agreement and all rights hereunder are not assignable by you; except that any amounts payable under this Agreement upon your death shall be payable to your heirs or other legal representatives, as the case may be.

Entire Agreement:	Except as explicitly provided above, including but not limited to the incorporation of relevant terms and conditions in the Plans, this Agreement constitutes the entire understanding between the Company and you with respect to the subject matter hereof and supersedes any and all prior understandings or agreements with respect to the subject matter hereof, written or oral. For the avoidance of doubt, this Agreement supersedes and voids, in its entirety, any prior SPECIAL SEVERANCE PAYMENT AGREEMENT(s) or similar agreements between the parties, if any.

No Waiver:	No failure or delay on the part of the Company in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.
I have read and understand the terms and conditions of this Agreement as set forth above:

/s/ Rohit Gupta	02/03/2021
Signature	Date
Rohit Gupta
Genworth Financial, Inc.

/s/ Pamela Harrison	02/04/2021
By: Pamela Harrison	Date

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